SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 --------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1 )*



                                 Amerisafe, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                    03071H100
         ---------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2006
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]  Rule 13d-1(b)
            [ ]  Rule 13d-1(c)
            [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 03071H 10 0                 13G                           Page 2 of 18



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 Investors I, LP

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 3 of 18



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital 1330 GenPar I, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 4 of 18



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Abbott Capital Management, LLC

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Liability Company

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 5 of 18



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond L. Held

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 6 of 18



--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thaddeus I. Gray

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 7 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan D. Roth

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 8 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Kathryn J. Stokel

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                           Page 9 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lauren M. Massey

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                          Page 10 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Charles H. van Horne

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                          Page 11 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Matthew M. Smith

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                          Page 12 of 18


--------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Meredith L. Rerisi

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [ ]
                                                               (b)  [ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0 shares

                 ---------------------------------------------------------------
 NUMBER OF        6  SHARED VOTING POWER
  SHARES
BENEFICIALLY         0 shares
 OWNED BY
   EACH          ---------------------------------------------------------------
 REPORTING        7  SOLE DISPOSITIVE POWER
  PERSON
   WITH:             0 shares

                 ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0 shares

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)  [ ]


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP NO. 03071H 10 0                 13G                          Page 13 of 18


ITEM 1(a).  NAME OF ISSUER: Amerisafe, Inc. (the "Issuer").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2301 Highway 190 West, DeRidder, Louisiana 70634

ITEM 2(a). NAMES OF PERSONS FILING: Abbott Capital 1330 Investors I, LP ("1330"); Abbott Capital 1330 GenPar I, LLC ("GenPar"), which is the manager of 1330; Abbott Capital Management, LLC ("ACM"), which is a manager of GenPar; and Raymond L. Held ("Held"), Thaddeus
            I. Gray ("Gray"), Jonathan D. Roth ("Roth"), Kathryn J. Stokel ("Stokel"), Lauren M. Massey ("Massey"), Charles H. van Horne ("van Horne"), Matthew M. Smith ("Smith") and Meredith L. Rerisi ("Rerisi"), (collectively, the "Managers"). Held, Gray, Roth, Stokel, Massey, van Horne, Smith and Rerisi are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            The address of the principal business office of each of the Reporting Persons is 1211 Avenue of the Americas, Suite 4300, New York, NY 10036-8701.

ITEM 2(c). CITIZENSHIP: 1330 is a limited partnership organized under the laws of the State of Delaware. Each of GenPar and ACM is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(e).  CUSIP NUMBER: 03071H100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 240.13d-1(b) OR 240.13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  See row 9 of cover page for each Reporting Person.

            (b)   Percent of Class: See Line 11 of cover sheets.

                  See row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                         See row 5 of cover page for each Reporting Person.

                  (ii)   shared power to vote or to direct the vote:

                         See row 6 of cover page for each Reporting Person.

CUSIP NO. 03071H 10 0                 13G                          Page 14 of 18


                  (iii)  sole power to dispose or to direct the disposition of:

                         See row 7 of cover page for each Reporting Person.

                  (iv) shared power to dispose or to direct the disposition of:

                         See row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]

             Each reporting person has ceased to be the beneficial owner of more than 5 percent of the Issuer's Common Stock.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not Applicable.

CUSIP NO. 03071H 10 0                 13G                          Page 15 of 18


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2007


ABBOTT CAPITAL 1330 INVESTORS I, LP

By:  ABBOTT CAPITAL 1330 GenPar I, LLC


     By: /s/ Lauren M. Massey
         -----------------------------
         Lauren M. Massey
         Manager


ABBOTT CAPITAL 1330 GenPar I, LLC


By: /s/ Lauren M. Massey
    -----------------------------
    Lauren M. Massey
    Manager


ABBOTT CAPITAL MANAGEMENT, LLC


By: /s/ Lauren M. Massey
    -----------------------------
    Lauren M. Massey
    Manager

/s/ Raymond L. Held
--------------------------------------
Raymond L. Held

/s/ Thaddeus I. Gray
--------------------------------------
Thaddeus I. Gray

/s/ Jonathan D. Roth
--------------------------------------
Jonathan D. Roth

/s/ Kathryn J. Stokel
--------------------------------------
Kathryn J. Stokel

CUSIP NO. 03071H 10 0                 13G                          Page 16 of 18



/s/ Lauren M. Massey
--------------------------------------
Lauren M. Massey

/s/ Charles H. van Horne
--------------------------------------
Charles H. van Horne

/s/ Matthew M. Smith
--------------------------------------
Matthew M. Smith

/s/ Meredith L. Rerisi
--------------------------------------
Meredith L. Rerisi

CUSIP NO. 03071H 10 0                 13G                          Page 17 of 18


                                                                       EXHIBIT 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Amerisafe, Inc.

     EXECUTED as a sealed instrument this 14th day of February, 2007.


ABBOTT CAPITAL 1330 INVESTORS I, LP

By:  ABBOTT CAPITAL 1330 GenPar I, LLC

     By: /s/ Lauren M. Massey
         -----------------------------
         Lauren M. Massey
         Manager


ABBOTT CAPITAL 1330 GenPar I, LLC


By: /s/ Lauren M. Massey
    -----------------------------
    Lauren M. Massey
    Manager


ABBOTT CAPITAL MANAGEMENT, LLC


By: /s/ Lauren M. Massey
    -----------------------------
    Lauren M. Massey
    Manager

/s/ Raymond L. Held
--------------------------------------
Raymond L. Held

/s/ Thaddeus I. Gray
--------------------------------------
Thaddeus I. Gray

/s/ Jonathan D. Roth
--------------------------------------
Jonathan D. Roth

/s/ Kathryn J. Stokel
--------------------------------------
Kathryn J. Stokel

CUSIP NO. 03071H 10 0                 13G                          Page 18 of 18


/s/ Lauren M. Massey
--------------------------------------
Lauren M. Massey

/s/ Charles H. van Horne
--------------------------------------
Charles H. van Horne

/s/ Matthew M. Smith
--------------------------------------
Matthew M. Smith

/s/ Meredith L. Rerisi
--------------------------------------
Meredith L. Rerisi